As filed with the Securities and Exchange Commission on July 2, 2013

Registration No. 333-159417

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BUCKEYE PARTNERS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	23-2432497
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Greenway Plaza

Suite 600

Houston, Texas 77046

(Address and Zip Code of Principal Executive Offices)

BUCKEYE PARTNERS, L.P.

2009 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Todd J. Russo

Vice President, General Counsel and Secretary

Five TEK Park

9999 Hamilton Blvd.

Breinigsville, Pennsylvania 18031

(Name and address of agent for service)

(610) 904-4000

(Telephone number, including area code, of agent for service)

Copies to:

Benjamin R. Wills

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory Note

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-159417) filed by Buckeye Partners, L.P. (the “Partnership”) on May 22, 2009 is filed in order to deregister securities remaining under such registration statement.

On May 22, 2009, the Partnership filed a registration statement on Form S-8 (File No. 333-159417) to register an aggregate of 1,500,000 units representing limited partnership interests of the Partnership (“Limited Partner Units”) issuable under the Buckeye Partners, L.P. 2009 Long-Term Incentive Plan (the “2009 Plan”). On June 4, 2013 (the “Approval Date”), the Partnership’s unitholders approved the adoption of the Buckeye Partners, L.P. 2013 Long-Term Incentive Plan (the “Plan”) that replaced and superseded the 2009 Plan.

The Plan provides, among other things, that any Limited Partner Units with respect to awards granted under the 2009 Plan that are outstanding on the Approval Date (such Limited Partner Units, the “Outstanding Award Units”) will be issued under the Plan. The Plan also provides that Outstanding Award Units that are terminated, forfeited or otherwise not paid in full on or after the Approval Date will become available for issuance under the Plan. In addition, any Outstanding Award Units that are (i) tendered in connection with the exercise of an award or (ii) withheld by the Partnership in payment of the exercise price of an award or any taxes required to be withheld in respect of such an award, will again become available for issuance under the Plan. Furthermore, as of the Approval Date, no future awards will be made under the 2009 Plan and, therefore, the Limited Partner Units that were available for grant under the 2009 Plan as of the Approval Date but were not subject to outstanding awards as of such date (such Limited Partner Units, the “Remaining Units”) will not be issued pursuant to the 2009 Plan but instead will be available for awards under the Plan (Outstanding Award Units and the Remaining Units are collectively referred to as the “Carried Forward Units”).

This Post-Effective Amendment No. 1 is being filed to deregister the Carried Forward Units. The Partnership is concurrently filing a separate registration statement on Form S-8 to reflect that the Outstanding Award Units and the Remaining Units may be issued under the Plan and to carry over the filing fees for the Carried Forward Units.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that, following the date hereof, the Outstanding Award Units and the Remaining Units may be issued under the Plan, and (ii) to carry over the registration fees paid for all the Carried Forward Units from the registration statement on Form S-8 (File No. 333-159417), filed for the 2009 Plan, to the registration statement on Form S-8 filed for the Plan, which is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 2, 2013.

BUCKEYE PARTNERS, L.P.

By:	Buckeye GP LLC,
its General Partner

By:	/s/ KEITH E. ST.CLAIR
Name:	Keith E. St.Clair
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PIETER BAKKER	Director	July 2, 2013
Pieter Bakker

/s/ C. SCOTT HOBBS	Director	July 2, 2013
C. Scott Hobbs

/s/ JOSEPH A. LASALA, JR.	Director	July 2, 2013
Joseph A. LaSala, Jr.

/s/ MARK C. MCKINLEY	Director	July 2, 2013
Mark C. McKinley

/s/ OLIVER G. RICHARD, III	Director	July 2, 2013
Oliver “Rick” G. Richard, III

/s/ CLARK C. SMITH	Chief Executive Officer, President and Director (Principal Executive Officer)	July 2, 2013
Clark C. Smith

/s/ FRANK S. SOWINSKI	Director	July 2, 2013
Frank S. Sowinski

/s/ KEITH E. ST.CLAIR	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 2, 2013
Keith E. St.Clair

/s/ MARTIN A. WHITE	Director	July 2, 2013
Martin A. White

/s/ FORREST E. WYLIE	Non-Executive Chairman of the Board	July 2, 2013
Forrest E. Wylie